CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Second Quarter 2007
Contract Value Increased 19% versus Second Quarter 2006
Company Announced Appointment of Karen E. Dykstra to Board of Directors
STAMFORD, Conn., July 31, 2007 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for second quarter 2007.
Contract value, a key leading indicator for the Research segment, increased 19% year-over-year to $683.0 million, a new record level, reflecting the successful execution of the Company’s strategy to accelerate the growth of its research business by productively growing its salesforce. Gartner had planned to hire 120 sales associates over the course of 2007; however, based on recent performance and market demand, the Company has accelerated its investment in growing the research business. Year-to-date, the Company has added 102 new sales associates, bringing the total number to 765 as of June 30, 2007. The Company now expects to add approximately 150 new sales associates during 2007, versus its prior target of 120.
Total revenue for second quarter 2007 grew 7% year-over-year to $303.5 million, driven by 18% growth in Research revenue. Excluding the impact of foreign exchange, revenue and research contract value increased 4% and 15%, respectively.
For the second quarter 2007, Normalized EBITDA, Net Income and GAAP EPS were $47 million, $14 million and $0.13, respectively. Net income and GAAP EPS include charges and non-operating items totaling ($7.2) million, pretax, or ($0.04) per share, net of tax, principally reflecting the settlement of a previously disclosed litigation Expert Choice, Inc. v. Gartner, Inc. See “Non-GAAP Financial Measures” for a discussion of normalized EBITDA.
Cash flow from operating activities for the quarter was $43.9 million and capital expenditures were $7.7 million. The Company reduced debt by $45.0 million and repurchased $6.7 million of stock.
Gene Hall, Gartner’s chief executive officer, commented, “Research provides the foundation and intellectual property for Gartner’s product and service offerings. In addition, the Research segment produces the Company’s highest returns on capital, as the revenues generally are recurring, paid upfront and yield the Company’s greatest contribution margins. Our strategy to accelerate the productive growth of this business is yielding excellent results, as reflected in our second consecutive quarter of 19% growth in contract value. Accordingly, we are allocating our resources more towards growing the Research business and will add more sales associates this year than previously anticipated. As such, we now expect accelerated growth for Research and modestly lower growth for Consulting and Events, but our overall operating outlook remains unchanged.”
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Business Segment Highlights
Research — Revenue for the second quarter increased 18% year-over-year to $163.8 million and gross contribution margin improved approximately 2 percentage points to 63%. At June 30, 2007, Research contract value was $683.0 million, up 19% year-over-year. Client and wallet retention rates for the second quarter were 82% and 103%, respectively, up from 80% and 90%, respectively at June 30, 2006. These results were driven by the Company’s accelerated investment in its salesforce, the introduction of new, value-added products and improving customer service.
Consulting — Revenue was $83.6 million for second quarter 2007, essentially unchanged from the same period of 2006, as the Company continues to focus on productivity improvements rather than revenue growth. Revenue was also impacted by the Company’s decision to exit its consulting business in Asia Pacific. During the second quarter, each of the Company’s key consulting productivity metrics improved: utilization averaged 73% versus 67% in the same period of 2006 and the average annualized revenue per billable headcount increased to over $450,000. Billable headcount was 487 as of June 30, 2007, reflecting the exiting of consulting operations in Asia Pacific. In addition, consulting backlog increased 9%, year-over-year, to approximately $109 million at June 30, 2007.
Events — Revenue was $53.0 million for second quarter 2007, as compared to $58.6 million for second quarter 2006. These results reflect the timing of four events, which shifted this year from the second quarter into the first quarter. During second quarter 2007, the Company held 27 events with 12,842 attendees, as compared to 33 events with 13,905 attendees during the same period in 2006. During the first six months of 2007, the Company held 39 events with 20,234 attendees, versus 39 events with 18,131 attendees in the same period last year.
Guidance
Gartner updated its guidance for full year 2007. The Company increased the low end of its total revenue guidance and reiterated its normalized EBITDA guidance to reflect the strength in its Research business, partially offset by the exiting of Consulting services in Asia Pacific and modestly lower growth in its Events business. The Company reduced its GAAP EPS guidance by $0.04 per share to reflect the impact of the charges and non-operating items recorded in the second quarter.
For full year 2007, the Company is now targeting total revenue of approximately $1.168 to $1.187 billion, an increase of 10% to 12% over 2006. By segment, the Company is now targeting Research revenue of approximately $658 to $664 million, Consulting revenue of approximately $317 to $323 million, Events revenue of approximately $185 to $190 million, and other revenue of approximately $8 to $10 million.
The Company reiterated its normalized EBITDA guidance for full year 2007 of $193 to $203 million, or an increase of 24% to 30% over 2006, and is now projecting GAAP EPS of $0.66 to $0.73 per share (including the $0.04 in charges recorded in the second quarter), or an increase of 32% to 46% over last year. Also, the Company continues to target cash flow from operations of $135 to $150 million and capital expenditures of $20 to $25 million.
New Appointment to Board of Directors
The Company also announced the appointment of Karen E. Dykstra to its Board of Directors, increasing the total number of Board members from 11 to 12. Ms. Dykstra served as the Chief Financial Officer of Automatic Data Processing, Inc. from 2003 through 2006 and is now a partner of Plainfield Asset Management, LLC. She will serve as a member of the audit committee and brings a wealth of financial expertise and operating experience to the Board.

Gartner, Inc.	page 2

Conference Call Information
Gartner has scheduled a conference call at 10 a.m. ET today, Tuesday, July 31, 2007, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 3,800 associates, including 1,200 research analysts and consultants in 75 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123 (R), goodwill impairments, and other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2006 and 2007 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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Gartner, Inc.	page 3

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2007	2006		2007	2006
Revenues:
Research	$163,753	$138,321	18%	$322,553	$275,413	17%
Consulting	83,555	83,663	0%	159,822	159,556	0%
Events	53,005	58,599	-10%	79,932	73,094	9%
Other	3,178	3,510	-9%	5,381	6,959	-23%

Total revenues	303,491	284,093	7%	567,688	515,022	10%
Costs and expenses:
Cost of services and product development	144,211	137,283	5%	267,924	242,632	10%
Selling, general and administrative	120,523	106,701	13%	236,269	206,168	15%
Depreciation	6,012	6,098	-1%	11,747	11,758	0%
Amortization of intangibles	596	3,416	F	1,125	6,799	F
META integration charges	—	—	0%	—	1,450	F
Other charges (1)	9,084	—	-100%	9,084	—	-100%

Total costs and expenses	280,426	253,498	11%	526,149	468,807	12%

Operating income	23,065	30,595	-25%	41,539	46,215	-10%
Interest expense, net	(5,398)	(4,479)	-21%	(11,661)	(8,842)	-32%
Other income (expense), net (2)	1,814	173	F	1,776	(521)	F

Income before income taxes	19,481	26,289	-26%	31,654	36,852	-14%
Provision for income taxes	5,433	8,045	-32%	9,414	10,838	-13%

Net income	$14,048	$18,244	-23%	$22,240	$26,014	-15%

Income per common share:
Basic	$0.13	$0.16	-19%	$0.21	$0.23	-9%
Diluted	$0.13	$0.16	-19%	$0.20	$0.22	-9%

Weighted average shares outstanding:
Basic	104,259	113,525	-8%	103,890	113,646	-9%
Diluted	109,571	115,743	-5%	108,941	115,911	-6%

(1)	The three and six months ended June 30, 2007 includes a a charge of $8.7 million related to the settlement of litigation, a restructuring charge of $2.7 million, and a credit of $2.3 million related to an excess facility.

(2)	The three and six months ended June 30, 2007 includes a credit of $1.8 million related to cash proceeds from the settlement of a claim.

BUSINESS SEGMENT DATA
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 6/30/07
Research	$163,753	$61,179	$102,574	63%
Consulting	83,555	49,245	34,310	41%
Events	53,005	30,392	22,613	43%
Other	3,178	773	2,405	76%

TOTAL	$303,491	$141,589	$161,902	53%

Three Months Ended 6/30/06
Research	$138,321	$54,408	$83,913	61%
Consulting	83,663	46,623	37,040	44%
Events	58,599	32,008	26,591	45%
Other	3,510	649	2,861	82%

TOTAL	$284,093	$133,688	$150,405	53%

Six Months Ended 6/30/07
Research	$322,553	$120,677	$201,876	63%
Consulting	159,822	97,477	62,345	39%
Events	79,932	43,148	36,784	46%
Other	5,381	1,325	4,056	75%

TOTAL	$567,688	$262,627	$305,061	54%

Six Months Ended 6/30/06
Research	$275,413	$107,013	$168,400	61%
Consulting	159,556	88,690	70,866	44%
Events	73,094	40,076	33,018	45%
Other	6,959	1,284	5,675	82%

TOTAL	$515,022	$237,063	$277,959	54%

SELECTED STATISTICAL DATA

	June 30,		June 30,
	2007		2006
Research contract value	$682,987	(1)	$574,400	(1)
Research client retention	82%		80%
Research wallet retention	103%		90%
Research client organizations	9,571		9,028
Consulting backlog	$108,826	(1)	$99,969	(1)
Consulting—quarterly utilization	73%		67%
Consulting billable headcount	487		513
Consulting—average annualized revenue per billable headcount	$450+	(1)	$400+	(1)
Events—number of events for the quarter	27		33
Events—attendees for the quarter	12,842		13,905

(1)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$14,048	$18,244	$22,240	$26,014
Interest expense, net	5,398	4,479	11,661	8,842
Other (income) expense, net	(1,814)	(173)	(1,776)	521
Tax provision	5,433	8,045	9,414	10,838

Operating income	$23,065	$30,595	$41,539	$46,215

Normalizing adjustments:
Depreciation, accretion, and amortization	6,979	9,514	13,681	18,557
Other charges (2)	9,084	—	9,084	—
META integration charges (3)	—	—	—	1,450
SFAS No. 123(R) stock compensation expense (4)	7,840	4,451	13,407	6,997

Normalized EBITDA	$46,968	$44,560	$77,711	$73,219

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, META integration charges, SFAS 123(R) expense, goodwill impairments, and Other charges.

(2)	Other charges for the three and six months ended June 30, 2007 includes charges of $8.7 million related to the settlement of the Expert Choice litigation and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(3)	META integration charges are related to our acquisition of the META Group, Inc. These costs were primarily for severance, and for consulting, accounting, and tax services.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).